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                                                                   Exhibit 2.3
                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT dated as of May 19, 1995 (this "Agreement"), by and among The Austad Company, a South Dakota corporation ("Austad"); Hanover Direct, Inc., a Delaware corporation (the "Buyer"); David Austad, President and a majority shareholder of Austad, individually and as custodian for other individuals as set forth on the signatory pages hereof; Denise Austad, also a shareholder of Austad (together with David Austad, both in his individual and custodial capacities, the "David Austad Group"); Austad Holdings, Inc., a Delaware corporation (the "Company") formed by Austad; and certain other individuals who are either signatories hereto or whose custodian is executing on their behalf (the "Former Stockholders," and together with the members of the David Austad Group, the "Individuals").

                              W I T N E S S E T H:

         WHEREAS, Austad engages in the direct marketing of golf equipment, supplies, apparel and related goods and services through its Austad's catalog, and operates four retail stores offering the same or similar goods and services (the "Stores");

         WHEREAS, pursuant to that certain stock redemption agreement dated April 29, 1995 to which the Former Stockholders and Austad are parties (the "Stock Redemption Agreement") Austad has redeemed all the shares of the capital stock of Austad owned by the Former Stockholders (such transactions being hereinafter referred to collectively as the "Redemption"), in exchange for certain promissory notes of Austad which are currently outstanding (the "Redemption Notes");

         WHEREAS, the members of the David Austad Group are the owners, in the aggregate, of all the outstanding shares of the capital stock of Austad;

         WHEREAS, the Company desires to purchase from the members of the David Austad Group all the outstanding shares of capital stock of Austad and in exchange therefor to issue and sell to the members of the David Austad Group, in the aggregate, 32,500 shares of the Common Stock of the Company, $1.00 par value (the "Common Stock"), which will represent, in the aggregate, 32.5% of the issued and outstanding shares of the Common Stock (collectively, the "David Austad Group Shares"), all upon the terms and subject to the conditions set forth in that certain stock purchase agreement to be entered into between the Company and the members of the David Austad Group (the "David Austad Group Acquisition");

         WHEREAS, the Company desires to issue and sell to the Buyer, and the Buyer desires to acquire from the Company, simultaneously with the David Austad Group Acquisition, 67,500 shares of the Common Stock, which will represent 67.5% of the issued and outstanding shares of the Common Stock (collectively, the "Buyer Shares"), for an aggregate cash purchase price of $1,800,000, all upon the terms and subject to the conditions set forth in this Agreement (the "Buyer Acquisition");
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         WHEREAS, upon the satisfaction of certain financial goals during the
1995 fiscal year of the Company and Austad, the Buyer has agreed to make an additional capital contribution to the Company in an amount determined as set forth in Section 1.04 below;

         WHEREAS, upon consummation of the David Austad Group Acquisition and the Buyer Acquisition, the Company, Austad and the Buyer or a wholly owned subsidiary of the Buyer will enter into loan agreements substantially in the forms set forth in Exhibits A and B, with such additions and changes as shall be agreed upon by the parties (collectively, the "Loan Agreements"), pursuant to which the Buyer will lend Austad the sums of (a) $2,200,000 (the "Subordinated Term Loan"), and (b) a further $400,000 to be secured by a second mortgage (the "Second Mortgage") on Austad's office and warehouse facility in Sioux Falls, South Dakota (the "Second Mortgage Loan," and collectively with the Subordinated Term Loan, the "Loans"), all pursuant to the terms and conditions thereof;

         WHEREAS, upon the consummation of the David Austad Group Acquisition and the Buyer Acquisition and the provision of the Loans pursuant to the Loan Agreements, Austad will repay $1,500,000 of its existing indebtedness to First National Bank of Omaha, N.A. ("FNBO") under the Revolving Loan Agreement dated March 31, 1993 between Austad and FNBO, as amended (the "Revolving Loan Agreement"), in consideration of the extension of the Loan Termination Date under the Revolving Loan Agreement to a date no earlier than May 31, 1997, and will repay $400,000 of its existing indebtedness to Valley Bank ("Valley") under the Mortgage dated March 15, 1993 between Austad and Valley (the "Valley Mortgage"), in consideration of Valley's release of certain personal guarantees of David Austad and of Randall Austad, a Former Stockholder, outstanding in favor of Valley and, if required, Valley's consent to the Second Mortgage;

         WHEREAS, upon the consummation of the David Austad Group Acquisition and the Buyer Acquisition and the provision of the Loans pursuant to the Loan Agreements, Austad will also repay to certain Individuals notes payable in the aggregate amount of $767.878.32 outstanding at December 31, 1994 plus accrued interest through the Closing Date, and will pay to the respective members of the David Austad Group outstanding cash dividends, declared but as yet unpaid, in the aggregate amount of $600,000;

         WHEREAS, upon the consummation of the David Austad Group Acquisition and the Buyer Acquisition,

                 (a) the members of the David Austad Group and the Buyer will become parties to a stockholders' agreement (the "Stockholders' Agreement"), and David Austad and the Company will become parties to a license agreement relating to new Stores to be developed by David Austad (the "License Agreement");

                 (b) the Company and the Buyer will enter into a cost sharing and reimbursement agreement (the "Reimbursement Agreement"), respecting cost allocations, cost reimbursements and related issues; and


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                 (c) the Company and each of the Former Stockholders other than
         Oscar Austad, Dorothy Austad and Randall Austad will enter into a warrant agreement respecting those parties' rights to acquire certain shares of the Company's Common Stock (the "Warrant Agreements");

                 (d) the Buyer and each of David Austad and Randall Austad will enter into an indemnification agreement respecting certain potential liabilities (the "Indemnification Agreements");

such agreements to be substantially in the respective forms set forth in Exhibits C through G hereto, with such additions and changes as shall be agreed upon by the respective parties (together with the Loan Agreements, the "Other Agreements"; the transactions contemplated by the Other Agreements, together with the David Austad Group Acquisition and the Buyer Acquisition, being referred to as the "Transactions");

         NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and mutual promises herein contained, the parties agree as follows:


                                    ARTICLE I
                         TERMS OF THE BUYER ACQUISITION

                 SECTION 1.01. SALE AND PURCHASE OF THE BUYER SHARES. On the Closing Date (as defined in Section 1.05), and simultaneously with the David Austad Group Acquisition, the Company shall issue, sell, transfer and deliver to the Buyer the Buyer Shares by delivering to the Buyer, against payment therefor as provided in Section 1.02, certificates for the Buyer Shares together with funds sufficient for the payment of all transfer taxes, if any.

                 SECTION 1.02. PURCHASE PRICE. The Buyer Shares shall be sold by the Company and shall be purchased by the Buyer for an aggregate purchase price of $1,800,000 (the "Purchase Price"). The Purchase Price shall be paid to the Company against delivery of the certificates representing the Buyer Shares as provided in Section 1.01, on the Closing Date, by wire transfer of immediately available funds to an account designated by the Company at least two business days before the Closing Date.

                 SECTION 1.03. CERTAIN EXPENSES. At the Closing (as defined in
Section 1.05), the Company may pay up to 75% of the balance of the fee payable to Mesirow Financial, Inc. ("Mesirow") pursuant to a certain investment banking agreement among Austad, the Individuals and Mesirow, but not more than $56,250. Except as otherwise set forth below, neither Austad nor the Company, however, shall pay or be liable for or be required to pay any of the following liabilities, fees or expenses related to the Transactions, all of which shall be borne and paid for by the Individuals:

                 (a) fees and expenses, if any, of Mesirow in excess of such amount, or of any person or entity other than Mesirow retained by the Company, Austad


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         and/or any Individual for financial services or services as a finder rendered to any such party in connection with the Transactions;

                 (b) professional fees of counsel and any accountant or auditor for the Company, Austad or any of the Individuals for services rendered to any of such parties, or out-of-pocket disbursements and other expenses of any of such parties or professionals, any of their counsel or accountants, incurred in connection with the Transactions, including the expenses of the Company or Austad in connection with the preparation of the Balance Sheet; provided, that the Company shall be responsible for 80% of the professional fees payable to Lynn, Jackson, Shultz & Lebrun, P.C. and to Coopers & Lybrand, L.L.P. (the "Auditors") related to the Transactions and the Individuals shall pay the remaining 20% of such fees, such fees being estimated by the parties not to exceed $85,000 in the aggregate;

                 (c) documentary stamp taxes or other similar charges, taxes or expenses incurred by the Company in connection with the transfer of the Buyer Shares to the Buyer;

                 (d) any income, capital gains or other taxes incurred by the Company, Austad, any Individual, or any other person or entity as a result of the Redemption or the Transactions; and

                 (e) any taxes of the Company or Austad not reflected in the Balance Sheet, other than taxes incurred in the ordinary course of business since the date of the Balance Sheet.

                 SECTION 1.04. ADDITIONAL CAPITAL CONTRIBUTION. Provided certain financial targets are met during the 1995 fiscal year of the Company and Austad, as set forth below, the Buyer agrees to make an additional capital contribution (the "Additional Capital Contribution"), the amount (if any) to be determined as follows:

                 (a) If 1995 EBIT (as defined in Section 1.04(c) below) shall be at least equal to $1,200,000 but less than $1,500,000, the Additional Capital Contribution shall be $700,000;

                 (b) If 1995 EBIT shall be at least equal to $1,500,000 but less than $1,800,000, the Additional Capital Contribution shall be $1,400,000; and

                 (c) If 1995 EBIT shall equal or exceed $1,800,000, the Additional Capital Contribution shall be $2,200,000.

                 (d) For purposes of this Agreement, "1995 EBIT" shall mean the pro forma earnings before interest and income taxes of the Company and its subsidiaries for the twelve months ending on or about December 31, 1995, all in accordance with generally accepted accounting principles consistently applied throughout the periods covered ("GAAP"), but adjusted to exclude (i) any decrease in expenses for such period (compared with Austad's projected 1995 Business Plan, a copy of which is attached hereto as Exhibit


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         H (the "Business Plan")) resulting from the activities of the Buyer and its subsidiaries during such period on behalf of the Company and its subsidiaries, (ii) any expenses, profits or losses incurred by the Company or its subsidiaries in connection with the proposed opening in Fall 1995 of a new Austad's retail store and (iii) subject to the Buyer's reasonable review and approval, any costs incurred by the Company or Austad in connection with the Transactions and not payable by the Individuals pursuant to Section 1.03 above.

                 (e) The Additional Capital Contribution, if any, shall be paid on or before April 30, 1996 (the "Payment Date"). At the Buyer's option, payment shall be either in cash or as an offset against any amount owed by Austad to the Buyer or any subsidiary of the Buyer and outstanding on the Payment Date. The parties agree that the making of the Additional Capital Contribution, if any, by the Buyer shall not change the relative share ownership of the Buyer and the members of the David Austad Group.

                 SECTION 1.05. THE CLOSING. The closing of the Transactions (the "Closing") shall be held at the offices of Lynn, Jackson, Shultz & Lebrun, P.C., 141 North Main Avenue, Sioux Falls, South Dakota or at such other place or places as the parties may agree upon, at 10:00 A.M., local time, on May 19, 1995, or such other time and date as may be mutually approved by the parties in writing, but not later than May 31, 1995 (the "Closing Date"). At the Closing,

                 (a) the appropriate parties will execute and deliver the Other Agreements, and will deliver the instruments and documents required hereby and thereby;

                 (b) the Company will purchase from the members of the David Austad Group all the outstanding shares of capital stock of Austad and in exchange therefor will issue and sell the David Austad Group Shares to the respective members of such Group;

                 (c) the Buyer will purchase the Buyer Shares pursuant to this Agreement and make or cause a subsidiary to make the Loans pursuant to the Loan Agreements;

                 (d) Austad will make a payment of $1,500,000 to FNBO, in reduction of principal and accrued interest as agreed upon between Austad and FNBO, in consideration of which payment FNBO will execute and deliver an agreement extending the Loan Termination Date applicable under the Revolving Loan Agreement to a date not earlier than May 31, 1997 (the "FNBO Extension");

                 (e) Austad will make a payment of $400,000 to Valley, in reduction of principal and accrued interest on the Valley Mortgage as agreed upon between Austad and Valley, in consideration of which payment Valley will execute and deliver a release and discharge of each of the outstanding personal guarantees of David Austad and Randall Austad in favor of Valley (the "Valley Releases"), and Austad will execute and deliver the Second Mortgage to Buyer or its subsidiary;

                 (f) Austad will repay to certain Individuals notes payable outstanding at December 31, 1994 in the aggregate amount of $767,878.32 plus accrued interest through the Closing Date, as set forth in
         Schedule 1.05;

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                 (g) Austad will pay to the members of the David Austad Group outstanding cash dividends in the aggregate amount of $600,000 declared on April 28, 1995, as set forth in Schedule 1.05; and

                 (h) Austad will pay to the Former Stockholders the amount of their Redemption Notes outstanding pursuant to the Redemption Agreement.

                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF THE
                       COMPANY, AUSTAD AND THE INDIVIDUALS

                 The Company, Austad, the members of the David Austad Group and the Former Stockholders represent and warrant, jointly and severally (but Denise Austad and the Former Stockholders only to the best of their knowledge), that:

                 SECTION 2.01. THE COMPANY AND AUSTAD--ORGANIZATION AND AUTHORITY. The Company and Austad are corporations duly organized and validly existing and in good standing under the laws of the States of Delaware and South Dakota, respectively. Set forth in Schedule 2.01 is a list of jurisdictions in which each of the Company and Austad is qualified to do business. Except as set forth in Schedule 2.01, each of the Company and Austad is duly qualified and in good standing in each jurisdiction in which (i) the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary and (ii) failure so to qualify would, if not remedied, materially impair title to its properties or its rights to enforce contracts against others or expose it to substantial liability in such jurisdictions. Each of the Company and Austad has all necessary corporate power and authority to own all of its properties and assets and to carry on its businesses as now conducted.

                 SECTION 2.02. COMPANY AND AUSTAD CAPITALIZATION. The Company has an authorized capital of 200,000 shares of Common Stock, $1.00 par value, of which no shares are issued and outstanding, and no shares are held in the treasury of the Company. Austad has an authorized capital of 500,000 shares of capital stock, $1.00 par value, of which 14,569 shares are issued and outstanding, all of which are owned by the members of the David Austad Group, and 30,248 shares are held in the treasury of Austad, in consequence of the Redemption, it being Austad's intent that such treasury shares will be cancelled on or about the Closing Date. Upon issuance and payment therefor in accordance with this Agreement, each of the Buyer Shares and the David Austad Group Shares will be duly authorized and validly issued, fully paid and non-assessable and issued by the Company in compliance with all applicable Federal and state securities laws, rules and regulations. Except for the warrants to be issued pursuant to the Warrant Agreements, there are no outstanding options, warrants, convertible securities or other rights to subscribe for or purchase any securities of the Company or Austad.

                 SECTION 2.03. SUBSIDIARIES. There are no corporations with respect to which the Company beneficially owns, directly or indirectly, in excess of 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for election of a majority of the board of directors or other governing body (hereinafter such an entity being sometimes referred to as a "Subsidiary"). On the Closing Date, upon consummation of the David Austad Group


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Acquisition, Austad will become the Company's sole Subsidiary. Set forth in
Schedule 2.03 is a list (including the capitalization thereof) of each partnership and joint venture agreement or arrangement (the "Joint Ventures") to which the Company or Austad is a party. Also set forth in Schedule 2.03 is a list of the corporations or entities with respect to which the Company beneficially owns, directly or indirectly, in excess of 5% of the outstanding stock or other equity interests, the holders of which are entitled to vote for election of a majority of the board of directors or other governing body.

                 SECTION 2.04. FINANCIAL STATEMENTS; NO COMPANY ACTIVITIES OR OPERATIONS.

                 (a) Austad has furnished the Buyer with copies, certified by the chief financial officer of Austad, of the audited financial statements of Austad for each of the two fiscal years ended December 31, 1993 and 1992, including in each case a balance sheet, the related statements of income and of changes in financial position for the period then ended, the accompanying notes and the reports thereon of the Auditors, all such reports being unqualified. Austad has also furnished the Buyer with copies, certified by the chief financial officer of Austad, of the unaudited financial statements of Austad for the fiscal year ended December 31, 1994, including a balance sheet, the related statements of income and of changes in financial position for the period then ended. The unaudited balance sheet of Austad as of December 31, 1994, a copy of which is attached hereto as Exhibit I, is herein referred to as the "Balance Sheet." All such financial statements (i) are correct and complete and have been prepared in accordance with the books and records of Austad, (ii) have been prepared in accordance with GAAP, (iii) reflect and provide adequate reserves in respect of all known liabilities of Austad in accordance with GAAP, including all known contingent liabilities as of their respective dates and (iv) present fairly the financial condition of Austad at such dates and the results of its operations for the periods then ended.

                 (b) The Company was formed on May 12, 1995 and except as referred to in, or contemplated by, this Agreement, the Company has not engaged in any activities or incurred any liabilities.

                 SECTION 2.05. REAL PROPERTY. (a) Except as identified and described in Schedule 2.05, Austad does not own, have legal or equitable title in, or have a leasehold interest in any real property.

                 (b) Austad has good and marketable title in fee simple to the land described as owned by Austad in Part A of Schedule 2.05 (the "Owned Realty") and to all plants, buildings and improvements thereon, free and clear of any mortgage, lien, claim, charge, exception, imperfection of title, easement, or encumbrance (collectively "Encumbrances"), except for those Encumbrances (i) which are described in Part A of Schedule 2.05, (ii) which relate to imperfections of title or easements with respect to the properties identified in Part B of Schedule 2.05, or (iii) which, individually or in the aggregate, are not material in character, amount or extent and do not materially adversely affect the title to, or the present use of, the property subject thereto or affected thereby or otherwise materially impair the business operations of


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Austad. True and complete copies of (i) all mortgages, pledge agreements and similar documents and agreements relating to the Owned Realty and all loan agreements and other instruments of indebtedness secured thereby or relating thereto (collectively, the "Mortgages") and (ii) all deeds, title insurance policies and surveys relating to Austad's ownership of such Owned Realty, as the same may exist, have been delivered to the Buyer.

                 (c) Austad has a valid leasehold interest in the real property described as leased by Austad in Part C of Schedule 2.05 (the "Leased Realty"). True and complete copies of all leases, agreements and instruments (the "Leases") respecting the Leased Realty have been delivered to the Buyer.

                 (d) With respect to the Leases and Mortgages referred to in
Schedule 2.05, no default or event of default on the part of Austad as lessee or mortgagor or, to the knowledge of the Individuals or any officer of Austad, no default or event of default on the part of the lessor or mortgagee, under the provisions of any of said Leases or Mortgages, and no event which with the giving of notice or passage of time, or both, would constitute such default or event of default on the part of Austad or, to the knowledge of any Individual or any officer of Austad, on the part of any such lessor or mortgagee, has occurred and is continuing unremedied or unwaived.

                 (e) The buildings and improvements owned or leased by Austad, and the operation or maintenance thereof as now operated and maintained, do not
(i) contravene any zoning or building law or ordinance or administrative regulation or (ii) violate any restrictive covenant or any provision of Federal, state or local law, the effect of which materially interferes with or prevents the continued use of such properties for the purposes for which they are now being used, or would materially affect the value thereof. All of the plants, buildings and structures owned or leased by Austad are in good operating condition and in a state of reasonable maintenance and repair to the extent necessary for the efficient operation of the business of Austad.

                 (f) Except as set forth in Schedule 2.05 there exists no pending or, to the knowledge of the Individuals or any officer of Austad, threatened condemnation, eminent domain or similar proceeding with respect to, or which could affect, any Owned Realty, Leased Realty or buildings or improvements thereon by the Company or Austad.

                 SECTION 2.06.    PERSONAL PROPERTY; ACCOUNTS RECEIVABLE.

                 (a) Except as set forth in Schedule 2.06, Austad has good and marketable title to all personal property reflected in the Balance Sheet and all personal property acquired by Austad since the date of the Balance Sheet (except such personal property as has been disposed of in the ordinary course of the business of Austad), free and clear of any Encumbrance, except for those, if any, which in the aggregate are not material and which do not materially affect the continued use of such personal property or the continued operation of the business of Austad as now conducted.

                  (b) Except for items disposed of in the ordinary course of business since the date of the Balance Sheet, all machinery, tools, equipment and other tangible assets (i) reflected


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in the Balance Sheet (other than inventories), (ii) leased by Austad or (iii)
acquired by Austad since the date of the Balance Sheet, currently are used, useable by or useful to Austad in the ordinary course of its business and in the manufacture of its products, and are in good operating condition and in a state of reasonable maintenance and repair.

                 (c) The inventories reflected in the Balance Sheet were on the date thereof in good condition; such inventories, and any inventories acquired by Austad after the date of the Balance Sheet to the extent not sold or otherwise disposed of in the ordinary course of business, are in good condition, are used, useable by or useful to Austad in the ordinary course of its business and in the manufacture of its products, and, except as set forth in Schedule 2.06, are not in excess of reasonable requirements for the next six months. Except as set forth in such Schedule, no material item of inventory reflected in the Balance Sheet was valued in excess of the lower of cost (on a first-in, first-out basis) or market value. The finished goods produced by Austad conform to customary trade standards for marketable goods.

                 (d) Except as indicated in the Balance Sheet or in Schedule 2.06, the accounts receivable reflected on the Balance Sheet, or acquired by Austad after the date of the Balance Sheet, have been collected or are (or will be) collectible within 120 days following the Closing Date in amounts not less than the aggregate amount recorded on the Balance Sheet, in the case of receivables reflected in the Balance Sheet, or not less than the aggregate amount recorded on the books of Austad, in the case of receivables acquired after the date of the Balance Sheet. Any payment on the accounts receivable made by any obligor thereon shall be applied first to the accounts receivable of such obligor outstanding for the longest period of time, unless such obligor shall have directed that the payment be applied to a specific receivable.

                 SECTION 2.07. PERSONNEL; ETC. (a) Set forth in Schedule 2.07 is a correct and complete list of:

                 (i) all contracts or agreements with directors, officers or employees, or consulting agreements, to which Austad is a party or is subject, provided that no such contracts or agreements need be listed in Schedule 2.07 if all such contracts and agreements, in the aggregate, involve a sum not in excess of $2,000; and provided further, that oral agreements entered into in the ordinary course of Austad's business with employees respecting their employment by Austad on an at-will basis at an annual salary of less than $30,000 need not be listed;

                 (ii) all group insurance programs in effect for employees of Austad;

                 (iii) the officers of Austad specifying their respective office;

                 (iv)    the directors of Austad;

                 (v) the name of each bank with which the Company or Austad has an account or safe deposit box, the identifying numbers or symbols thereof and the name of each person authorized to draw thereon or to have access thereto; and



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                 (vi)    the name of each person, if any, holding tax or other
         powers of attorney from the Company or Austad and a summary statement of the terms thereof.

                 (b) Austad is not in default under any agreement or contract listed in Schedule 2.07, and all such agreements and contracts are legally valid and binding on Austad and are in full force and effect.

                 (c) A list of (i) all employees and consultants of Austad, including the title or job classification of each such person, and (ii) the names, positions and current salary rates of the 25 highest-paid employees of Austad has been provided to the Buyer.

                 SECTION 2.08.    ERISA.

                 (a) Set forth in Schedule 2.08 is a correct and complete list of each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations issued thereunder (collectively "ERISA") and other profit-sharing, deferred compensation, bonus, stock option, stock purchase and employee benefit plans or arrangements maintained or contributed to by or on behalf of Austad with respect to employees of Austad at any time on or after September 2, 1974, or to which Austad contributes or is required to contribute for its employees (collectively, the "Plans"). Each Plan (a "Tax-Qualified Plan") intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is identified as a Tax-Qualified Plan in such Schedule 2.08 and is so qualified.

                 (b) Austad has heretofore delivered to the Buyer true and correct copies of the following:

                 (i) each Plan listed in Schedule 2.08 and all amendments thereto to the date hereof;

                 (ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any Plan, including all amendments to such documents to the date hereof;

                 (iii) the most recent determination letter issued by the Internal Revenue Service (the "IRS") with respect to each of the Tax-Qualified Plans;

                 (iv) the three most recent actuarial valuation reports for each Plan for which an actuarial valuation report is required to be prepared; and

                 (v) the two most recent Annual Reports (IRS Forms 5500 series), including Schedules A and B and plan audits, if applicable, required to be filed with respect to each Plan.



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                 (c) Each Plan is legally valid and binding and, except for
Plans listed in Schedule 2.08 as having been terminated, shall be maintained in full force and effect through the Closing Date. The status of each Plan is set forth in Schedule 2.08, including (i) the amount of Austad's contribution to such Plan for each of the past three fiscal years and the plan year in which the Closing Date occurs, (ii) the amount of any liability of Austad for payments or contributions past due with respect to such Plan as of the last day of its most recent plan year and as of the end of any subsequent month ending prior to the Closing Date, and the date any such amounts were paid, (iii) any contribution to such Plan in a form other than in cash and (iv) whether such Plan has been terminated. Except as set forth in Schedule 2.08, neither the Company nor Austad has any obligations or liabilities with respect to any Plan or liabilities relating to any Plan under any collective bargaining agreement to which it is a party or by which it is bound.

                 (d) Each Tax-Qualified Plan and any related trust agreements or annuity contracts (and any other funding instruments) currently comply, and have complied in the past, both as to form and operation, including compliance with all reporting and disclosure requirements, with the provisions of ERISA and the Code, as well as the provisions of any applicable collective bargaining agreement. The IRS has issued a favorable determination letter with respect to the qualification under Sections 401(a) and 501(a) of the Code of each Tax-Qualified Plan and related trust, if any, and has not taken any action to revoke such letters. In addition, all necessary governmental approvals for the Tax-Qualified Plans have been obtained.

                 (e) With respect to each Tax-Qualified Plan that is subject to Title I, Subtitle B, Part 3 of ERISA (a "Pension Plan"), Schedule 2.08 sets forth as of the last day of the plan year (i) the actuarial present value (based upon the same actuarial assumptions as those heretofore used for funding purposes) of all vested and nonvested accrued benefits (whether on account of retirement, termination, death, or disability) under such Pension Plan (computed on the basis of an ongoing plan and without any assumption that nonvested accrued benefits have become nonforfeitable), (ii) if such Pension Plan uses a benefit accrual formula having reference to final earnings, the actuarial present value of the benefits under such Pension Plan as calculated in (i), but based upon projected earnings increases of five percent per annum, (iii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as those heretofore used for funding purposes) of vested benefits under such Pension Plan (computed on the basis of an ongoing plan),
(iv) the net fair market value of the assets held to fund such Pension Plan and
(v) the funding method used in connection with such Pension Plan.

                 (f) With respect to all Pension Plans, except as set forth in
Schedule 2.08, (i) Austad has paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each plan year thereof for which such premiums are required; (ii) on and after September 2, 1974, there has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC under that Section) subject to Title IV of ERISA; (iii) no liability to the PBGC has been incurred by the Company, Austad or any corporation or other trade or business under common control with the Company or Austad (as determined under Section 414(b) and (c) of the Code) ("Common Control Entity") on account of any termination subject to Title IV of ERISA; (iv) on and after September 2, 1974, no filing has been made by the Company or Austad or any Common Control Entity with the PBGC, and no proceeding has been commenced by the PBGC, to termination any Pension Plan subject to Title IV of ERISA maintained, or wholly or partially funded, by the Company or Austad or any Common Control Entity; (v) neither the Company nor Austad nor any Common Control Entity has (A) ceased operations at a facility so as to become subject to the provisions of Section 4062(f) of ERISA, (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (C) ceased making contributions on or before the Closing Date so as to become subject to
Section 4064(a) of ERISA to which the Company or Austad or any Common Control Entity made contributions during the five years prior to the Closing Date, or
(D) made a complete or partial withdrawal from a "Multiemployer Plan" (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to a subsequent reduction or waiver of such liability under Sections 4207 or 4208 of ERISA); and (vi) future compliance with the requirements of ERISA as in effect on the Closing Date or any collective bargaining agreements to which the Company or Austad is a party will not result in any increase in the rate of benefit accrual.

                 (g) In addition, with respect to all Plans, except as set forth in Schedule 2.08, (i) other than routine claims for benefits, there are no material actions, suits or claims pending or threatened against any Plan or the fiduciaries thereof, or against the assets of any Plan and (ii) on and after January 1, 1975, neither the Company nor Austad nor, to the knowledge of the Individuals, any plan fiduciary of any Plan has engaged in any prohibited transaction within the meaning of Title I of ERISA or Section 4975 of the Code and no imposition of excise tax penalties has occurred with respect thereto.

                 SECTION 2.09.    COMPLIANCE WITH LAW; PERMITS.

                 (a) Except as set forth in Schedule 2.09, the Company and Austad have complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all states, possessions and municipalities thereof, and all agencies and instrumentalities of the foregoing, the failure to comply with which could result in any liability, penalty or disability material to the conduct of the business of the Company or Austad or the ownership or operation by Austad of its properties.

                 (b) Except as set forth in Schedule 2.09, the operations, practices, policies and procedures of the Company, Austad and their employees have been conducted and will be conducted in compliance with, and have not and will not give rise to any loss, liability, damage, costs or expenses under, all applicable Federal, state and local laws, orders, regulations, directives and restrictions concerning protection of the environment, the disposal of hazardous, toxic or industrial chemicals, substances or wastes and health and safety, including the following statutes and all orders, rules, regulations, directives and restrictions issued thereunder or promulgated in connection therewith:

                 (i) the Clean Air Act, as amended;

                 (ii)     the Federal Water Pollution Control Act, as amended;

                 (iii) the Resource Conservation and Recovery Act of 1976, as amended;

                 (iv) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended;

                 (v)      the Toxic Substances Control Act, as amended;

                 (vi) the Surface Mining Control and Reclamation Act of 1977, as amended;

                 (vii)    the Mine Safety and Health Act of 1977, as amended;

                 (viii) the Occupational Safety and Health Act, as amended ("OSHA"); and

                 (ix) any applicable state or local environmental statutes, including, without limitation, those of the states of Illinois, Minnesota and South Dakota.

                 (c) Except as set forth in Schedule 2.09, Austad has all permits, licenses, authorizations and bonds necessary to the conduct of its business operations as presently conducted (collectively, the "Permits"). All such Permits are listed in Schedule 2.09 and, except as noted in Schedule 2.09, are currently valid and in full force and effect, and there are no material violations or breaches of or exceptions to any such Permits.

                 (d) Except as set forth in Schedule 2.09, there are, under applicable Federal, state and local laws, orders, regulations, directives and restrictions concerning protection of the environment and health and safety, no outstanding notices of violations or consent orders to which the Company or Austad, or any of its or their properties, are subject or may become subject. Austad has set aside adequate capital reserves to fund all pending and threatened notices of violations, all as reflected on the Balance Sheet.

                 (e) Austad has furnished the Buyer with (i) copies of all reports or other documents in Austad's files concerning Austad or its employees made by Austad during the past five years (A) pursuant to Title VII of the Civil Rights Act of 1964, as amended, (B) pursuant to OSHA, (C) pursuant to workers' compensation statutes, and (D) pursuant to the National Labor Relations Act, as amended, and copies or complete and accurate summaries of all notices, orders or other documents or correspondence notifying or indicating to Austad that any of its buildings or improvements or the operation or maintenance thereof as now maintained and operated contravene any zoning or building law or ordinance or other administrative regulation or violate any restrictive covenant or any provision of Federal, state or local law.

                 SECTION 2.10.    LITIGATION.

                 (a) Except as set forth in Schedule 2.10 there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of the Individuals or any Austad officer, threatened against or affecting the Company or Austad or its or their assets or properties, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which is individually for an amount in excess of $1,000, (ii) arbitration proceedings relating to the Company or Austad or their respective assets or properties or
(iii) governmental inquiries pending or, to the knowledge of the Individuals or any Austad officer, threatened relating to or involving the Company, Austad, their respective assets, the properties or business of Austad, or the Transactions (including inquiries as to the qualification of the Company or Austad to hold or receive any Permit).

                 (b) Except as set forth in Schedule 2.10, neither the Company nor Austad has received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. Neither the Company nor Austad is in default with respect to any order, writ, injunction or decree known to or served upon the Company or Austad of any court or of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no pending action or suit brought by the Company or Austad against others. Neither the Individuals nor any Austad officer knows of any violation of the Federal or state antitrust laws by the Company or Austad; there has not been any claim received by the Company or Austad of violation of the Federal or state antitrust laws by the Company or Austad, and, so far as is known to the Individuals or any Austad officer, no basis for any such claim exists.

         SECTION 2.11. INTELLECTUAL PROPERTY. Set forth in Schedule 2.11 is a list and brief description or identification of (i) all patents, patent rights, patent applications, trademarks, trademark applications, trade names and copyrights licensed to, applied for, used by, owned by, or registered in the name of, the Company or Austad, or in which the Company or Austad has any rights, and (ii) all manufacturing methods or processes, designs, technical data, product development data, research data, know-how, secret processes, market reports, consumer investigations, product surveys, distribution methods and customer lists and trade secrets, computer and electronic data processing programs and software processes and other proprietary and intellectual property, rights and interests that Austad uses and believes are not within the general knowledge of the industry and in each case a brief description of the nature of such rights (the assets described in clauses (i) and (ii), collectively, hereinafter are referred to as "Intellectual Property"). Except as set forth in
Schedule 2.11, Austad is not a licensor in respect of any Intellectual Property. Austad owns or possesses adequate licenses or other rights to use all Intellectual Property necessary to permit Austad to conduct its business as now operated. No claim is pending or, to the knowledge of any Individual or any officer of Austad, threatened to the effect that the present or past operations of Austad infringe upon or conflict with the asserted rights of any other person in respect of any Intellectual Property, and except only as set forth in
Schedule 2.11 no claim is pending or threatened to the effect that any of such Intellectual

Property is invalid or unenforceable. No contract, agreement or understanding with any party exists which would impede or prevent the continued use by Austad of the entire right, title and interest of Austad in and to the Intellectual Property.

                 SECTION 2.12. MATERIAL CONTRACTS. Austad has delivered to the Buyer true copies of all written contracts, obligations and commitments of the Company and Austad now in effect to which the Company or Austad is a party or by which it or its property may be bound, under which the total obligation of the Company or Austad is in excess of $5,000 (other than purchase orders by Austad which have been entered into in the ordinary course of business), all of which are described or otherwise referred to in Schedule 2.12 (the "Material Contracts"). No default, alleged default or anticipatory breach exists on the part of the Company or Austad or, to the knowledge of the Individuals or any Austad officer, on the part of any other party, under any Material Contract, and there are no material agreements of the parties relating to such Material Contracts which have not been disclosed to the Buyer. Neither the Company nor Austad is a party to any written or oral contract which could materially adversely affect the business of the Company or Austad. Except as set forth in
Schedule 2.12, neither the Company nor Austad is a party to any written or oral:

                 (a) contract not made in the ordinary course of business, other than this Agreement and the Other Agreements;

                 (b) employment or consulting contract which is not terminable without cost or other liability to the Company, Austad or any successor thereof, upon notice of 30 days or less, other than those listed in
         Schedule 2.07;

                 (c) contract or collective bargaining agreement with any labor union other than those listed in Schedule 2.13;

                 (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, incentive compensation, hospitalization, insurance or similar plan, contract or understanding providing for employee benefits other than those listed in Schedule 2.08;

                 (e) lease with respect to any property, real or personal, whether as lessor or lessee other than those listed in Schedule 2.05 or 2.06;

                 (f) contract for the purchase of real property, equipment or fixed assets which involve in the aggregate more than $5,000;

                 (g) contract for the future purchase of materials, supplies or inventory (i) which is in excess of the requirements of the business of Austad now booked or the requirements of Austad for its normal operating inventories, or (ii) which is not terminable without cost or liability to the Company or Austad, or any successor thereof, upon notice of 30 days or less except for those purchase orders described in
         Schedule 2.12;

                 (h) contract for the sale of goods (i) involving more than $5,000 or (ii) which is not terminable without cost or liability to the Company or Austad, or any successor thereof, upon notice of 30 days or less;

                 (i) contract for the performance of services for or by the Company or Austad which is not terminable without cost or liability to the Company or Austad, or any successor thereof, upon notice of 30 days or less;

                 (j) insurance contract other than those listed in Schedule
         2.17;

                 (k) contract continuing for a period of more than three months from its date, which is not terminable by the Company or Austad without cost or liability to the Company or Austad, or any successor thereof, upon notice of 30 days or less;

                 (l) manufacturers' representative, sales agency, dealer or advertising contract which is not terminable on notice without cost or other liability to the Company or Austad;

                 (m) agreement or indenture for the borrowing or lending of money;

                 (n) agreement or indenture for the mortgaging or pledging of, or otherwise placing a lien or security interest on, any assets of the Company or Austad;

                 (o) option, warrant or other contract for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security, into debt or equity securities of the Company or Austad other than those contemplated in connection with the Transactions;

                 (p) guaranty of any obligation for borrowed money or otherwise, excluding endorsements made for collection;

                 (q) settlement agreement of any administrative or judicial proceedings within the past five years; or

                 (r) agreement under which the Company or Austad has advanced or agreed to advance moneys in excess of $500 to any one individual or $1,000 in the aggregate.

                 SECTION 2.13. LABOR AND EMPLOYMENT MATTERS. Except as disclosed in Schedule 2.13, neither the Company nor Austad is a party to any collective bargaining agreement with any labor organization. There is not pending, or to the knowledge of the Company or Austad threatened, any labor dispute, strike or work stoppage involving the employees of Austad. Except as indicated in Schedule 2.13, none of the key employees of Austad has terminated or indicated an intention or plan to terminate his or her employment with Austad or had such employment terminated.

                 SECTION 2.14. CONDUCT OF BUSINESS. Except as set forth in Schedule 2.14, since the date of the Balance Sheet, the Company has not conducted any business, and Austad has conducted its business in the ordinary course, has maintained its assets and property in at least such order and condition as is necessary to continue so to conduct its business, and neither the Company nor Austad has:

                 (a) incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in connection with the Transactions or the Redemption or, in the case of Austad, in the ordinary course of Austad's business;

                 (b) discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, contingent or otherwise) except, in the case of Austad, for (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

                 (c) increased or established any reserve for taxes or other liability on its books or otherwise provided therefor, except as may have been required in accordance with GAAP due to the operations or income of Austad since the date of the Balance Sheet;

                 (d) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, properties or business of the Company or Austad;

                 (e) sold, assigned or transferred any asset, property or business or cancelled any debt or claim or waived any right, except, in the case of Austad, in the ordinary course of Austad's business, and except for that Owned Realty located at 208 N. Sycamore Avenue, Sioux Falls, South Dakota and identified in Part A of Schedule 2.05, such property being sold by Austad under the terms previously disclosed to the Buyer;

                 (f) sold, assigned, transferred or permitted to lapse any rights with respect to any Intellectual Property or other intangible asset;

                 (g) granted any general or uniform increase in the rates of pay of employees of Austad or any increase in salary payable or to become payable to any officer employee, consultant or agent of Austad, or changed or increased the compensation payable to any officer, employee, consultant or agent of Austad for any period before or after the date of the Balance Sheet, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any officer, employee, consultant or agent of Austad, or, in the case of the Company, engaged any employee, consultant or agent except in connection with the Transactions;

                 (h) made or authorized any capital expenditures for additions to the plant or equipment of Austad in excess of $5,000 in the aggregate except as may have been involved in connection with ordinary repair, maintenance and replacement and minor plant equipment additions;

                 (i) made any loan or payment to any stockholder, or declared, set aside or paid to any stockholder any dividend or other distribution in respect of its capital stock, or redeemed or purchased any of its capital stock, or agreed to take any such action except as contemplated by the Transactions;

                 (j) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other corporate security of the Company or Austad, whether newly issued or held in treasury, except as contemplated by the Redemption or the Transactions;

                 (k) except as contemplated by the Redemption or the Transactions, entered into any material transaction, in the case of the Company, or any material transaction other than in the ordinary course of business of Austad, in the case of Austad;

                 (l) experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, liabilities or business;

                 (m) experienced any material change in the assets, liabilities, business, condition (financial or otherwise) from that disclosed on the Balance Sheet; or

                 (n) taken any action which would have the effect of terminating any Permit.

                 SECTION 2.15.    TAX MATTERS.

                 (a) Austad has filed all tax returns required to be filed by it under the laws of the United States of America, the State of South Dakota and each state or other jurisdiction in which its business activities (i) require qualification, as specified in Schedule 2.01, or (ii) could result in the imposition of liability for the payment of any taxes, as specified in Schedule
2.15. Austad has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns, as well as all other taxes, assessments and governmental charges which have become due or payable, including all taxes which Austad is obligated to withhold from amounts owing to employees, creditors and third parties. Such reserves include reserves for all tax liabilities of Austad in all jurisdictions in which Austad has business activities requiring qualification as specified in Schedule 2.01. Austad has set up as provisions for taxes in the

Balance Sheet amounts sufficient for all accrued and unpaid Federal, foreign, state, county and local taxes of Austad, whether or not disputed, including any interest and penalties in connection therewith, for all fiscal periods ending on or before the date of the Balance Sheet.

                 (b) Austad's Federal income tax returns have never been examined by the United States Internal Revenue Service and no such examinations are in progress, nor has Austad been notified of an impending audit. There have been no state tax examinations of Austad except as set forth in Schedule 2.15 and no such examinations are in progress, nor has Austad been notified of an impending audit. Any deficiencies proposed as a result of any examination set forth in Schedule 2.15 have been paid or finally settled and no issue has been raised in any such examinations which, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined. The results of any settlements and any necessary adjustments in taxes resulting therefrom are either set forth in Schedule 2.15 or set forth in the financial statements referred to in Section 2.04 above. Neither Austad nor any Individual is aware of any fact which would constitute grounds for any further tax liability with respect to any years. No agreements or waivers have been made by or on behalf of Austad for the extension of time for the assessment of any tax or for any applicable statute of limitations.

                 (c) Except for taxes for the payment of which an adequate reserve has been established on the Balance Sheet, there are no tax liens, whether imposed by any Federal, foreign, state or local taxing authority, outstanding against any of the assets, properties or business of Austad.

For purposes of this Section 2.15, the term "Austad" shall include the Company.

                 SECTION 2.16. ABSENCE OF UNDISCLOSED LIABILITIES. The Company and Austad have no indebtedness or liabilities of any character whatsoever, whether or not accrued and whether or not fixed or contingent, which exceed $5,000 individually or $25,000 in the aggregate, except, in the case of Austad, for (i) liabilities reflected in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business of Austad subsequent to the date of the Balance Sheet, none of which has been or is materially adverse to the assets, properties or business of Austad and, in the case of Austad and the Company, (iii) liabilities incurred in connection with performance of this Agreement.

                 SECTION 2.17. INSURANCE. All policies of insurance, together with the premiums currently paid thereon, covering the plant, machinery, equipment and inventory used in the business of Austad, or providing for business interruption, general liability, personal and product liability coverage, are described in Schedule 2.17. Such policies adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the assets, properties, business, operations, products and services of the Company and Austad as the same are presently owned or conducted. All such policies will be outstanding and in full force and effect at the Closing Date, subject to the provisions of Section 4.04 below. Except as set forth in Schedule 2.17, there are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to the Individuals or any Austad officer, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations or substantial premium increases with respect to any of such policies and Austad is in compliance with all conditions contained therein.

                 SECTION 2.18. TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 2.18, there are no outstanding notes payable to or accounts receivable from, or advances by the Company or Austad to, and the Company and Austad are not otherwise creditors of, any officer, employee, subsidiary or affiliate of the Company or Austad.

                 SECTION 2.19. SUPPLIERS. Except as set forth in Schedule 2.19, Austad is not aware of any loss or threatened loss of any key supplier of Austad. For purposes of this Section, the term "key supplier" means any supplier of Austad the loss of which might materially adversely affect its business.

                 SECTION 2.20. CORPORATE NAME. Set forth in Schedule 2.20 is a correct and complete list of all locations in which the corporate name "The Austad Company," or any variation thereof, is currently used by the Company or Austad or any of their affiliates. Austad or one of its affiliates has the full legal right to so use such name and variations in each of such jurisdictions. Neither the Individuals, Austad, nor any affiliate thereof knows, or has reason to know, of any actual or threatened claim by any third party with respect to the use of such name or of any actual or proposed use of the name "The Austad Company," or any variation thereof, by any third party in conflict with the use thereof by the Company or Austad. The use by the Company and Austad of the name "The Austad Company" and the variations thereof used by them does not, to the knowledge of the Individuals, Austad and the Company, infringe upon the rights of any third party, and neither the Company nor any Individual nor any affiliate or associate of either has granted any third party any right to use such name or any variation thereof.

                 SECTION 2.21. INDIVIDUALS' AUTHORITY. Each Individual has all necessary power and, as of the Closing Date, will be duly authorized to perform his or her obligations under this Agreement and the other documents, agreements and certificates executed and delivered by each in connection with the Transactions. Those Individuals signing as a custodian for any other Individual are, as of the date hereof, duly authorized to execute this Agreement on behalf of such other Individual and have provided to the Buyer documentation satisfactory in form and substance evidencing such authority.

                 SECTION 2.22. BINDING OBLIGATION; CONSENTS. The execution and delivery of this Agreement by the Individuals, the Company and Austad do not, and the consummation of the Transactions will not, violate any provision of the certificate of incorporation or by-laws of the Company or Austad or violate any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which any Individual or the Company or Austad is a party, or to which any Individual or the Company or Austad is, or the assets, properties or business of any Individual or the Company or Austad are, subject. Each of this Agreement and the respective Warrant Agreement is a valid and binding agreement of the Individuals, enforceable against the respective Individuals in accordance with its terms; the Stockholders' Agreement is a valid and binding agreement of the members of the David Austad Group, enforceable against each member in accordance with its terms; the License Agreement is a valid and binding agreement of the Company and David Austad, enforceable against such parties in accordance with its terms; each of the Loan Agreements is a valid and binding agreement of Austad, enforceable against it in accordance with its terms; each of the Indemnification Agreements is a valid and binding agreement of David Austad and Randall Austad, as applicable, enforceable against each of them in accordance with its terms; and each of this Agreement and the Reimbursement Agreement is a valid and binding agreement of the Company and Austad, enforceable against such parties in accordance with its terms. All authorizations, approvals and consents necessary for the execution and delivery
(a) by the Individuals, of this Agreement and the respective Warrant Agreements,
(b) by the members of the David Austad Group, of the Stockholders' Agreement,
(c) by the Company and David Austad, of the License Agreement, (d) by David Austad, of his Indemnification Agreement, (e) by Austad, of the Loan Agreements,
(f) by Randall Austad of his Indemnification Agreement, and (g) by the Company and Austad, of this Agreement and the Reimbursement Agreement, have been given or made. Except as set forth in Schedule 2.22 or otherwise referred to herein, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over the Individuals or the Company or Austad is required to be obtained by any of them to authorize their execution, delivery or performance of this Agreement or the Other Agreements to which they are party.

                 SECTION 2.23. THE BUYER SHARES. On the Closing Date, all stock transfer or other taxes and charges (other than income taxes) which are required to be paid in connection with the issue, sale and transfer of the Buyer Shares to the Buyer hereunder will have been fully paid by the Individuals and all laws imposing such taxes or charges will have been fully complied with in respect of the Buyer Shares by the Individuals and the Company.

                 SECTION 2.24. CUSTOMER LISTS. The disks, cartridges and tapes containing customer lists and data of Austad (the "Customer Lists") contain a true, correct and complete list of the customers who have actually purchased merchandise from Austad by year of last purchase and the approximate number of catalogs mailed, reported on an annual basis for the periods of time that such information is reported. The Customer Lists are the only customer lists which exist and such lists are deposited with Acxiom Corporation and with no other vendors. At least 10 days prior to the Closing, Austad shall authorize this vendor to make the Customer Lists available to the Buyer and its representatives as they may reasonably request.

                 SECTION 2.25. CUSTOMS. All goods imported into the United States or any other country by Austad (the "Imported Goods") have been properly valued and classified in accordance with applicable tariff laws, rules and regulations and all proper duties, tariffs or excise taxes have been paid with respect to the Imported Goods, no penalties have been assessed, asserted or claimed with respect to any Imported Goods, and no written inquiries relating thereto have been received by the Company, Austad or any Individual. All Imported Goods have been properly marked as to country of origin, content and material. Austad has filed with the U.S. Customs Service all required buying agency agreements, as applicable, with respect to Imported

Goods. Except as set forth in Schedule 2.25, Austad has not delivered to any agents, suppliers or vendors any tools, equipment, molds, additional products or other assistance (collectively, the "Assists") which would be considered a dutiable assist. Schedule 2.25 sets forth a true, complete and correct list of all Assists.

                 SECTION 2.26. DISCLOSURE; REPRESENTATIONS AND WARRANTIES. The Individuals, the Company and Austad have made full, true and complete responses to all the Buyer's requests for information, documents, contracts and records. Neither this Agreement nor any statement, certificate, writing or document furnished to the Buyer in connection with this Agreement by any Individual or by the Company or Austad contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. Except as set forth in this Agreement or in a Schedule hereto, no fact (other than circumstances or events which are common knowledge or normal business risks) with respect to the Company's and Austad's business, operations or condition is known to any Individual or the Company or Austad which materially and adversely affects the business, operations or condition of the Company or Austad or any of their respective assets or properties.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                 The Buyer represents and warrants that:

                 SECTION 3.01. ORGANIZATION AND AUTHORITY. The Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. The Buyer has the corporate power to execute, deliver and perform this Agreement and the other documents, agreements and certificates executed and delivered by it in connection herewith and therewith. The Buyer has taken all action required by law, its certificate of incorporation, its by-laws or otherwise to authorize the execution and delivery of this Agreement, the Loan Agreements, the Stockholders' Agreement, the Warrant Agreements, the License Agreement, the Reimbursement Agreement and the Indemnification Agreements and the documents, agreements and certificates executed and delivered by the Buyer in connection herewith and therewith. The execution and delivery of this Agreement and the Stockholders' Agreement, the Warrant Agreements, the License Agreement, the Loan Agreements, the Reimbursement Agreement and the Indemnification Agreements by the Buyer (or, in the case of the Loan Agreements, by a subsidiary of the Buyer), do not, and the consummation of the transactions contemplated hereby and thereby will not, violate any provision of the certificate of incorporation or by-laws of the Buyer, or any provision of any agreement, instrument, order, judgment or decree to which the Buyer is a party or by which it is bound.

                 SECTION 3.02. BINDING OBLIGATION; CONSENTS. The execution and delivery of this Agreement by the Buyer does not, and the consummation of the Transactions will not, violate any provision of the certificate of incorporation or by-laws of the Buyer or violate any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Buyer is a party or to which its assets, properties or business are subject. Each of this Agreement, the Stockholders' Agreement, the Reimbursement Agreement, the Indemnification Agreements and the License Agreement (as to Article IX only) is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, or, in the case of the Loan Agreements and the Second Mortgage, a valid and binding agreement of the Buyer's subsidiary, enforceable against such party in accordance with its terms. All authorizations, approvals and consents necessary for the execution and delivery by the Buyer of this Agreement, the Stockholders' Agreement, the Reimbursement Agreement, the Indemnification Agreements and the License Agreement (as to Article IX only), or, in the case of the Loan Agreements and the Second Mortgage, the Buyer's subsidiary, have been given or made. Except as set forth in Schedule 3.02 or otherwise referred to herein, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over the Buyer or any subsidiary is required to be obtained by any of them to authorize their execution, delivery or performance of this Agreement or the Other Agreements to which they are party.

                 SECTION 3.03. ACQUISITION OF BUYER SHARES. The Buyer is purchasing the Buyer Shares for its own account for investment only and not with a present view to, or for sale in connection with, any distribution of the Buyer Shares.

                 SECTION 3.04.    LITIGATION; CONSENTS.

                 (a) The Buyer knows of no pending or threatened action, suit, proceeding or investigation before any court or governmental body, or by any governmental agency to restrain or prevent the performance of the Transactions or which might affect the right of the Buyer to own the Buyer Shares.

                 (b) Except as otherwise referred to herein, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over the Buyer is required to be obtained by the Buyer to authorize the execution, delivery and performance by the Buyer of this Agreement or the Other Agreements or their respective terms.

                 SECTION 3.05. DISCLOSURE; REPRESENTATIONS AND WARRANTIES. The Buyer has made full, true and complete responses to all requests for information, documents, contracts and records. Neither this Agreement nor any statement, certificate, writing or document furnished to the Company, Austad or any Individual in connection with this Agreement by the Buyer contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
                 COVENANTS OF THE COMPANY, AUSTAD AND THE BUYER

                 SECTION 4.01. MAINTAIN BUYER SHARES. Before the Closing Date, neither the Company nor Austad nor David Austad will, without the consent of the Buyer, (a) issue, sell or otherwise transfer any of the Buyer Shares or
(b) incur or permit to exist any lien, charge or encumbrance on any of the Buyer Shares.

                 SECTION 4.02. APPROVALS; CONSENTS. The Company and/or Austad will obtain or cause to be obtained all consents, approvals and authorizations required by law, statute, rule, regulation, contract or agreement to be obtained by the Company or Austad in connection with the consummation of the sale and transfer by the Company to the Buyer of the Buyer Shares and the transactions contemplated hereby, all such consents, approvals and authorizations being set forth in the attached Schedule 4.02.

                 SECTION 4.03.    MAINTAIN COMPANY BUSINESS.

                 (a) From the date hereof to and including the Closing Date, the Company, Austad and the Individuals will use their best efforts to preserve the business organization of the Company and Austad intact, to keep available to the Buyer the services of the incorporator of the Company and the present officers and employees of Austad, and to preserve for the Buyer the good will of the suppliers, customers and others having business relations with Austad.

                 (b) From the date hereof to and including the Closing Date, the Company, Austad and the Individuals will use their best efforts to cause Austad to continue the operation of its business in the ordinary course, and to cause the Company and/or Austad, as the case may be, to maintain their respective real property and other assets, properties and rights in at least as good order and condition as exists on the date hereof, and will not permit the Company or Austad to:

                 (i) encumber any of its assets, properties or right or enter into any transaction or make any contract or commitment relating to its assets, properties or business, except in the ordinary course of business;

                 (ii) enter into any employment contract which is not terminable without cost or other liability to the Company or Austad, or any successor thereof, except for normal severance arrangements and accrued vacation pay, upon notice of 30 days or less;

                 (iii) without the Buyer's consent, enter into any contract or agreement (x) which cannot be performed within three months or less or (y) which involves the expenditure of over $50,000;

                  (iv) reclassify or change in any manner its outstanding shares of capital stock or issue or sell any shares of its capital stock or other securities, or redeem or otherwise acquire, or enter into any contract or commitment to redeem or otherwise acquire, any shares of capital stock of the Company or Austad other than as set forth in Schedule 2.12 hereof;

                 (v) make any declaration, payment or distribution of a dividend or any other payment to any stockholder other than as set forth in Schedule 2.12 hereof;

                  (vi) transfer any assets of the Company or Austad to any stockholder;

                  (vii) make any payment or distribution to any trustee under any bonus, pension, profit sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with the Company's or Austad's usual past practice, or make any payment or contribution or incur any obligation pursuant to or in respect of any other plan, contract or arrangement providing for any bonus, incentive compensation, pension, deferred compensation, retirement payment, profit sharing contribution or any other employee benefit, which is not in accordance with the Company's or Austad's usual past practice;

                 (viii) extend credit in excess of $10,000 to any customer who was not a customer before the date of this Agreement, or depart from the normal and customary trade, discount and credit policies of the Company or Austad;

                 (ix) guarantee the obligation of any person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                 (x)      take any action of the character described in Section
         2.14 (Conduct of Business) which would have been required to be disclosed pursuant thereto had such action been taken after the date of the Balance Sheet and before the date of this Agreement;

                 (xi)     purchase or sell any securities for investment;

                 (xii)    amend either its charter or by-laws;

                 (xiii) make any changes in any of its methods of accounting or in any of its accounting practices; or

                 (xiv) change the banking or safety deposit arrangements of the Company or Austad (except as contemplated by the Transactions).

                 SECTION 4.04. INSURANCE. At any time before the Closing Date, Austad will add, if possible, new coverage or increase the coverage on, or otherwise amend, any of the insurance policies described in Schedule 2.17, the extent of such added or increased coverage or the nature of such amendment being a matter solely in the discretion of the Buyer.

                 SECTION 4.05.    NON-COMPETE.

                 (a) The Former Stockholders agree that from and after the Closing Date, they will not use the name "Austad" or any confusingly similar name or any other Intellectual Property in connection with any business related to the business of the Company, Austad or any of their Subsidiaries.

                 (b) David Austad agrees that he will not use any Intellectual Property, his name, likeness or voicemail announcements in connection with any business related to the business of the Company, Austad or any of their Subsidiaries except as permitted by the License Agreement.

                 (c) For a period of one year following the Closing Date, no Individual shall, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, engage in or conduct any enterprise or business anywhere in the world which distributes, designs, manufactures, markets, sells or otherwise deals in products or services of the type manufactured or sold by the Company, Austad, any of their Subsidiaries or Joint Ventures or competitive with the business of the Company, Austad, any of their Subsidiaries or the Joint Ventures or their successors as such business is currently being conducted by the Company, Austad, any of their Subsidiaries or the Joint Ventures on the date hereof except as may be otherwise provided for by the Stockholders' Agreement or the License Agreement; provided, however, that an investment in not more than five percent in the aggregate of the total capital of any such competitive enterprise whose stock is listed on a national securities exchange shall not be deemed a violation of this Section; and provided further, that (i) in the case of Randall Austad, the applicable period shall be two years following the Closing Date, and (ii) in the case of the members of the David Austad Group, the provisions of the Stockholders' Agreement and the License Agreement (as applicable) and not this Section 4.05(c) shall apply.

                 SECTION 4.06. NOTICE OF BREACH. The Company will immediately give notice to the Buyer of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty hereunder by the Company, Austad or any Subsidiary or a failure by the Company, Austad or any Subsidiary to comply with any covenant, condition or agreement contained herein.

                 SECTION 4.07. UNIFORM COMMERCIAL CODE SEARCHES. Austad shall, at its own expense, conduct, or cause to be conducted, a search in each state and county in which either the Company or Austad conducts its business or maintains any assets or properties for financing statements filed in such states and counties under the applicable provisions of the Uniform Commercial Code. Not later than 10 days prior to the Closing Date, Austad shall deliver a list, certified as true and complete by an officer of Austad, of all financing statements or other liens recorded in such jurisdictions and a description of the property and assets encumbered thereby. Austad shall, prior to the Closing Date, (i) remove or cause to be removed all such liens and encumbrances except those permitted encumbrances set forth in Schedule 2.06, (ii) file or cause to be filed in such jurisdictions a release of such lien or encumbrance and (iii) deliver to the Buyer evidence satisfactory in form and substance to the Buyer of compliance by Austad with the provisions of this Section.

                 SECTION 4.08. AUDITED FINANCIAL STATEMENTS. Before the Closing Date, Austad shall deliver to the Buyer audited financial statements of Austad for the fiscal year ended December 31, 1994, including a balance sheet, the related statements of income and of changes in financial position for the period then ended, the accompanying notes and reports of the Auditors, the only qualification of which shall relate to the effect of the current status of Austad's indebtedness to FNBO on Austad's ability to continue as a going concern.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

                 SECTION 5.01. ACCESS. The Individuals, the Company and Austad will (a) supply the Buyer with all information necessary or beneficial for the carrying out of the Transactions and will permit the Buyer and its accounting, legal and other representatives to complete, to its satisfaction, a review of the assets (including, without limitation, the Intellectual Property), liabilities, business, operations and prospects of the Company and Austad, (b) provide such assistance in connection with the Transactions as is reasonably requested and (c) will give the Buyer and its representatives and lenders access at all reasonable times to all things related to the assets, liabilities, business, operations and prospects of the Company and Austad and, as the same may relate to the Company and Austad, the Individuals. The Buyer will provide the Individuals with information reasonably required for their review of the Other Agreements.

                 SECTION 5.02. RETURN OF INFORMATION. In the event that the parties are unable to consummate the Transactions, each party will, if requested by another party, promptly return all records and information concerning the Company or Austad, the Individuals, the Buyer and their subsidiaries and affiliates (as the case may be) in such party's possession.

                 SECTION 5.03. CONFIDENTIALITY. Each party will treat as confidential all confidential information concerning the Company, Austad, the Individuals, the Buyer and their subsidiaries and affiliates disclosed to such party and which does not become generally available to third parties without fault of the receiving party, unless disclosure thereof is required by law. In the event that the parties are unable to consummate the Transactions, no party shall at any time thereafter disclose to third parties, or use, directly or indirectly, for its own benefit, any such information, written or oral, about the business or affairs of the other parties hereto.

                 SECTION 5.04. REPRESENTATIONS. The parties hereto (a) will take all action necessary to render accurate as of the Closing Date their respective representations and warranties contained herein, (b) will refrain from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time, and (c) will perform or cause to be satisfied each covenant or condition to be performed or satisfied by it or them as contemplated by this Agreement.

                 SECTION 5.05. GOVERNMENT REVIEWS. Austad and the Buyer, in a timely manner, shall (i) make required filings with, prepare applications to and conduct negotiations with each governmental agency as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby, and (ii) provide such information as each may be required to make such filings, prepare such applications and conduct such negotiations. Austad and the Buyer shall cooperate with each other and use their best efforts to assist the other in making and pursuing such filings and applications and conducting such negotiations and promptly shall respond to all requests for additional information or documentation.

                 SECTION 5.06. PRESS RELEASES. The timing and content of all announcements regarding any aspect of the Transactions to the financial community, government agencies, employees of Austad or the public generally will be mutually agreed upon by the parties hereto in advance.

                 SECTION 5.07. BEST EFFORTS. Each of the Individuals, the Company and the Buyer shall use its best efforts to cause all of the conditions to the obligations of the others to consummate the Transactions to be met as soon as practicable after the date of this Agreement.

                 SECTION 5.08. NOTICE OF BREACH. The Buyer will immediately give notice to David Austad, acting in such event as representative of all the Individuals, of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty hereunder by the Buyer or a failure by the Buyer to comply with any covenant, condition or agreement contained herein.


                                   ARTICLE VI
                                INDEMNIFICATION

                 SECTION 6.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The parties hereto agree that their respective representations, warranties and indemnities contained in this Agreement shall survive for a period of two years from the Closing Date, except that those set forth in
Section 2.15 (Tax Matters) shall survive for the applicable statute of limitations, and those set forth in Section 2.09(b) (Compliance With Law; Permits) respecting environmental matters shall survive for an unlimited period (the applicable period of survival of any representation or warranty being referred to herein as the "Limitation Period"). No claim shall be made by any party for breach of any representation or warranty unless (i) pursuant to the indemnification provisions set forth in this Agreement and (ii) notice thereof is given prior to the end of the applicable Limitation Period.

                 SECTION 6.02. INDEMNIFICATION BY THE COMPANY, AUSTAD AND THE INDIVIDUALS. The Company, Austad and the Individuals shall, jointly and severally, save, defend and indemnify the Buyer and its officers, directors, employees, affiliates, stockholders, agents, representatives, attorneys, consultants, principals and associates (individually, an "Indemnitee" and collectively, "Indemnitees") against, and hold each of them harmless from, any and all Damages (as defined in Section 6.04 below):

                 (a) arising from any breach of a representation or warranty of the Company, Austad or the Individuals contained in or made pursuant to this Agreement or the Other Agreements or in any certificate, instrument or agreement delivered to any Indemnitee pursuant to or in connection with this Agreement or the Other Agreements;

                 (b) resulting from a default in the performance of any of the covenants or obligations that the Company, Austad or any Individual is required to perform under this Agreement or the Other Agreements; provided, that no Individual shall be responsible for Damages resulting from a default in the performance of any of the covenants or obligations that the Company or Austad is required to perform under either Loan Agreement or under the Second Mortgage, the License Agreement, the Reimbursement Agreement or the Warrant Agreements unless such Individual, acting in breach of his or her obligations to the Company or Austad, as the case may be, whether pursuant to this Agreement or any of the Other Agreements or otherwise, caused the Company or Austad, as the case may be, to so default; or

                 (c) resulting from any foreign, Federal, state or local income or franchise tax payable (i) with respect to the period ending on the Closing Date or (ii) in consequence of the Redemption or the payment of the Redemption Notes;

provided, however, that neither the Company, Austad nor any Individual shall be required to pay any Damages unless (i) the aggregate amount of Damages exceeds $100,000, in which event the indemnity pursuant to this Section 6.02 shall require payment of all Damages incurred by the Indemnitees in excess of $50,000 (e.g., if total Damages incurred are $150,000, payment of $100,000 shall be required), and (ii) the claim for such Damages is made by an Indemnitee and received by the Company, Austad or any Individual in accordance with the provisions of Sections 6.01 and 6.05, it being understood and agreed that the Indemnitee may elect, in its sole discretion, to bring such claim against any or all of the Company, Austad or an Individual. In no event, however, shall the Damages payable pursuant to this Section 6.02 by a Former Stockholder exceed, in the aggregate, the sum set forth opposite the name of such Former Stockholder in Schedule 6.02 attached hereto, nor shall the Damages payable pursuant to this Section 6.02 by parties who are not Former Stockholders exceed, in the aggregate, the sum of $4,000,000.

                 SECTION 6.03. INDEMNIFICATION BY THE BUYER. The Buyer shall be liable for, save, defend and indemnify the Company, Austad and the Individuals and their respective officers, directors, employees, affiliates, stockholders, agents, representatives, attorneys, consultants, principals and associates (also individually, an "Indemnitee" and collectively, "Indemnitees") against, and hold each of them harmless from, any and all Damages:

                          (a) arising from any breach of a representation or warranty of the Buyer contained in or made pursuant to this Agreement or the Other Agreements or in any certificate, instrument or agreement delivered to an Indemnitee pursuant to or in connection with this Agreement or the Other Agreements; or

                          (b) resulting from a default in the performance of any of the covenants or obligations that the Buyer is required to perform under this Agreement or the Other Agreements;

provided, however, that the Buyer shall not be required to pay any Damages unless (i) the aggregate amount of such Damages exceeds $100,000, in which event the indemnity pursuant to this Section 6.03 shall require payment of all Damages incurred by the Indemnitees in excess of $50,000 (e.g., if total Damages incurred are $150,000, payment of $100,000 shall be required), and (ii) the claim for such Damages is made by an Indemnitee and received by the Buyer in accordance with the provisions of Sections 6.01 and 6.05. In no event, however, shall the Damages payable pursuant to this Section 6.03 exceed, in the aggregate, the sum of $4,000,000.

                 SECTION 6.04. DAMAGES. For the purposes of this Agreement, "Damages" shall mean any loss, liability, damage, cost or expense, including, without limitation, reasonable costs of defense and prosecution of litigation and counsel fees incurred by an Indemnitee.

                 SECTION 6.05.    LEGAL PROCEEDINGS.

                 (a) If any legal proceeding shall be instituted, or any claim or demand made, against an indemnified party in respect of which an indemnifying party may be liable hereunder, the indemnified party shall give prompt written notice thereof to the indemnifying party. The indemnifying party, at its expense, may participate in and, with the consent of the Indemnitee, direct any such legal proceeding and the negotiation and settlement of any such claim or demand. The Indemnitee shall have the absolute right, in its sole discretion and without the consent of the indemnifying party, to settle any such legal proceeding, claim or demand; provided, however, that if the Indemnitee shall so settle without the consent of the indemnifying party, the indemnifying party shall be discharged from any liability hereunder with respect to the proceeding, claim or demand so settled.

                 (b) If the amount of Damages paid, at any time subsequent to such payment, shall be reduced by any recovery, settlement or otherwise, the amount of such reduction, less any expense incurred by the party receiving such recovery in connection therewith, promptly shall be repaid to the indemnifying party.

                 (c) The parties hereto shall consult and use their best efforts to cooperate in resolving questions regarding Damages. If a party hereto shall believe that it has a claim under this Article VI, such party shall give notice of such claim to the other parties, specifying in reasonable detail the nature of the Damages for which payment is claimed, the Section or Sections of this Agreement upon which such claim is based and the amount payable in respect thereof.

                                  ARTICLE VII
                            TERMINATION OF AGREEMENT

                 SECTION 7.01. TERMINATION OF AGREEMENT. This Agreement and the Transactions may be terminated or abandoned at any time before the Closing
Date:

                 (a)      by mutual consent of the parties;

                 (b) by the Buyer, if there has been a material misrepresentation in this Agreement by the Company, Austad or any Individual, or a material breach by the Company, Austad or any Individual of any warranty or covenant set forth herein, or a failure of any condition to which the obligations of the Buyer are subject;

                 (c) by the Company, if there has been a material misrepresentation in this Agreement by the Buyer, or a material breach by the Buyer of any warranty or covenant set forth herein, or a failure of any condition to which the obligations of the Company are subject; or

                 (d) by either the Company or the Buyer, if the Closing Date shall not have occurred on or before May 31, 1995, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder.

                                  ARTICLE VIII
                     CONDITIONS TO THE BUYER'S OBLIGATIONS

                 The obligations of the Buyer to purchase the Buyer Shares pursuant to this Agreement, enter into the Other Agreements and perform thereunder, shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Buyer):

                 SECTION 8.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Austad and the Individuals contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to the Buyer in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date. The Company, Austad and the Individuals shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date. The Buyer shall have been furnished with certificates of the Individuals and of appropriate officers of the Company and Austad certifying in such detail as the Buyer may reasonably request to the fulfillment of the foregoing conditions.

                 SECTION 8.02. CERTAIN DOCUMENTS. Austad shall have furnished the Buyer with the following documents:

                 (a) The Certificate or Articles (as the case may be) of Incorporation of the Company and Austad and all amendments thereto, duly certified by the proper officials of the jurisdictions in which the Company and Austad were organized;

                 (b) Certificates as to the good standing of the Company and Austad and payment of all applicable state taxes thereby, executed, in the case of the Company, by the appropriate official of the State of Delaware and each jurisdiction listed in Schedule 2.01, and, in the case of Austad, by the appropriate official of the State of South Dakota and each jurisdiction listed in Schedule 2.01;

                 (c) The by-laws of the Company and Austad, duly certified by the incorporator of the Company and the Secretary or an Assistant Secretary of Austad as being in full force and effect;

                 (d) Uniform Commercial Code search reports, on Form UCC-11 or other appropriate form, from the appropriate official for the States of Delaware, South Dakota and other jurisdictions in which Austad is qualified to do business, and from the appropriate official or recording office in each county or other jurisdictional subdivision of each state in which the Company or Austad leases any real property or maintains an office or any assets, as to any liens, claims, charges, exceptions or encumbrances of record on any of the assets, properties or business of the Company or Austad;

                 (e) Resignations, effective on the Closing Date, of certain of the officers and directors of Austad, other than David Austad, as may be requested by the Buyer;

                 (f) The complete and correct corporate minute books, stock transfer records and corporate seals of the Company and Austad;

                 (g) A certificate of the Secretary or an Assistant Secretary of Austad certifying (i) that attached thereto is a true and complete copy of all instruments reflecting actions of the incorporator of the Company, and of all resolutions of the board of directors of Austad pertaining to the Transactions, the latter being duly adopted at meetings of such board at which a quorum of directors was present and acting throughout, and certifying (ii) as to the incumbency and authority of the incorporator and officers of the Company and Austad executing this Agreement and the documents executed and delivered by the Company and Austad in connection herewith;

                 (h) Evidence satisfactory to the Buyer that the members of the David Austad Group are the sole stockholders of Austad and that the Company has no stockholders;

                 (i) Evidence satisfactory to the Buyer respecting the declaration of a dividend by Austad to the members of the David Austad Group, in return of a capital contribution, in the aggregate amount of $600,000;

                 (j) Third-party and governmental and regulatory approvals and consents necessary to consummate the Transactions, including, without limitation, all required approvals and consents of (i) FNBO, Valley and any other lenders to Austad, (ii) lessors of Leased Realty and (iii) the Lease Finance Group and/or its assignees, as applicable;

                 (k) Evidence satisfactory to the Buyer that (i) the Revolving Loan Agreement shall have been amended to provide for a Loan Termination Date not earlier than May 31, 1997, and shall have been amended in no other manner except for changes, if any, required to reflect the payment of $1,500,000 to be made to FNBO at the Closing as contemplated by Section 1.05(d) above, and (ii) the Valley Releases shall have been executed and delivered to David Austad and Randall Austad, respectively;

                 (l) A copy of the memorandum of the Auditors respecting certain tax matters;

                 (m) A copy of the audited financial statements of Austad for the fiscal year ended December 31, 1994, including a balance sheet, the related statements of income and of changes in financial position for the period then ended, the accompanying notes and reports of the Auditors, the only qualification of which shall relate to the effect of the current status of Austad's indebtedness to FNBO on Austad's ability to continue as a going concern;

                 (n) Evidence satisfactory to the Buyer that David Austad has obtained at least $130,000 in loan funds from his family members; and

                 (o) All documents referred to herein and such other documents as the Buyer may reasonably request.

                 SECTION 8.03. OPINION OF COUNSEL. The firm of Lynn, Jackson, Shultz & Lebrun, P.C. shall have delivered to the Buyer a favorable opinion or opinions, dated the Closing Date, substantially in the form of Exhibit J.

                 SECTION 8.04. LEGAL MATTERS SATISFACTORY. All legal matters, and the form and substance of all documents to be delivered by the Company, Austad and the Individuals to the Buyer at the Closing, shall have been approved by and satisfactory to the Buyer.

                 SECTION 8.05. THE BUYER SHARES. The Company shall have delivered to the Buyer a certificate or certificates for the Buyer Shares together with funds sufficient for payment of any applicable stock transfer tax payable in respect of the transfer of the Buyer Shares to the Buyer.

                 SECTION 8.06. FORMER STOCKHOLDER RELEASES. Each Former Stockholder shall have delivered to the Buyer, the Company, Austad and the members of the David Austad Group a general release of all claims he or she may have through the Closing Date against the Company, Austad or any member of the David Austad Group.

                 SECTION 8.07. NO MATERIAL CHANGE. There shall not have been any material adverse change in the assets, liabilities, results of operations, business, or prospects of the Company or Austad at the Closing Date from that disclosed in the Balance Sheet for the period from the date of the Balance Sheet to the Closing Date, or in the assets or properties of the Company and Austad, taken as a whole, from the date of the Balance Sheet to the Closing Date, and the Buyer shall have been furnished with a certificate to that effect executed by the President or Vice President and the Treasurer or Chief Financial Officer of Austad and the incorporator of the Company.

                 SECTION 8.08. NO LITIGATION. No action, suit, proceeding or investigation shall be pending or, so far as is known to the Buyer, the Individuals, the Company or Austad's executive officers, be threatened before any court or governmental body, or by any governmental agency challenging the transactions contemplated by this Agreement or otherwise seeking damages, or seeking to restrain or prevent the consummation of the Transactions or to prohibit or limit the ability of the Buyer to exercise full rights of ownership of the Buyer Shares.

                 SECTION 8.09. OTHER AGREEMENTS. The Company, Austad and the Individuals, in each case as applicable, shall have executed and delivered the Loan Agreements, the Stockholders' Agreement, the License Agreement, the Reimbursement Agreement, their respective Warrant Agreements and
Indemnification Agreements.

                 SECTION 8.10. TITLE INSURANCE. The Buyer shall have obtained title insurance for the Owned Realty which represents the principal place of business of Austad in amounts and pursuant to such terms and conditions as the Buyer shall reasonably require.

                 SECTION 8.11. COMPANY CONSENTS, ETC. The Company and Austad shall have received all written consents, authorizations and approvals for the Transactions (i) required by any applicable law, rule or regulation of any Federal or state governmental or administrative body, (ii) from the lessors under the Leases, (iii) from FNBO, such consent to include the FNBO Extension,
(iv) from Valley and from any other lender pursuant to the Mortgages, (v) from the Lease Finance Group and/or its assignees, as required, and (vi) from any other third party to a material contract with the Company or Austad as deemed necessary by the Buyer.

                 SECTION 8.12. BUYER CONSENTS. The Buyer shall have received consent to the Transactions from such of its lenders as may be required.

                 SECTION 8.13. ENVIRONMENTAL. The Buyer shall have received a Phase I environmental study with respect to the Owned Realty and the Leased Realty satisfactory in form and substance to the Buyer.


                                   ARTICLE IX
           CONDITIONS TO THE COMPANY'S AND DAVID AUSTAD'S OBLIGATIONS

                 The obligations of the Company to sell the Buyer Shares to the Buyer pursuant to this Agreement and of David Austad to execute and deliver this Agreement and the Other Agreements to which he is a party shall be subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by the Company or David Austad):

                 SECTION 9.01. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in this Agreement or in any certificate or document delivered to the Company pursuant hereto shall be true in all material respects at the Closing Date as if made on and as of the Closing Date. The Buyer shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Buyer at or before the Closing Date. The Company shall have been furnished with certificates of appropriate officers of the Buyer, dated the Closing Date, certifying in such detail as the Company may reasonably request to the fulfillment of the foregoing conditions.

                 SECTION 9.02. PAYMENT. The Buyer shall have paid to the Company by wire transfer on the Closing Date the amount required to be paid to the Company pursuant to Section 1.02.

                 SECTION 9.03. OPINION OF COUNSEL. The Buyer shall have furnished to the Company and David Austad a favorable opinion, dated the Closing Date, of Michael P. Sherman, Esq., General Counsel of the Buyer, substantially in the form of Exhibit K.

                 SECTION 9.04. CERTAIN DOCUMENTS. The Buyer shall have furnished the Company with the following documents:

                 (a) The Certificate of Incorporation of the Buyer and all amendments thereto;

                 (b) Certificate as to the good standing of the Buyer, executed by the appropriate official of the State of Delaware.

                 (c) The By-laws of the Buyer, duly certified by the Secretary or an Assistant Secretary of the Buyer as being in full force and effect;

                 (d) A certificate of the Secretary or an Assistant Secretary of the Buyer certifying (i) that attached thereto is a true and complete copy of all resolutions of the executive committee of the board of directors of the Buyer pertaining to the Transactions, duly adopted at meetings of such committee at which a quorum of directors was present and acting throughout and (ii) as to the incumbency and authority of the officers of the Buyer executing this Agreement and the documents executed and delivered by the Buyer in connection herewith; and

                 (e) such other documents as the Company may reasonably request.

                 SECTION 9.05. OTHER AGREEMENTS. The Buyer shall have executed and delivered the Stockholders' Agreement, the License Agreement (in acknowledgment of its obligations pursuant to Article IX thereof), the Reimbursement Agreement and the Indemnification Agreements.

                 SECTION 9.06. LEGAL MATTERS SATISFACTORY. All legal matters, and the form and substance of all documents to be delivered by the Buyer to the Company, Austad and the Individuals, shall have been approved by and satisfactory to the Company, Austad and the Individuals.

                 SECTION 9.07. CONSENTS. The Buyer shall have received all written consents, authorizations and approvals required by any applicable law, rule or regulation of any Federal or state governmental or administrative body respecting the sale of the Buyer Shares pursuant to the provisions of this Agreement.

                 SECTION 9.08. VALLEY RELEASES. David Austad and Randall Austad shall have received their respective Valley Releases, each such release to be satisfactory in form and substance to such party and his counsel.

                                   ARTICLE X
                                 MISCELLANEOUS

                 SECTION 10.01. BANK AND VENDOR TRANSACTIONS. At the Closing, the Company and/or Austad shall provide satisfactory evidence of (a) the payment of $1,500,000 to FNBO and the receipt of the FNBO Extension; (b) the payment of $400,000 to Valley and the receipt of the Valley Release; (c) the repayment of certain notes payable to the Former Stockholders as set forth in
Schedule 1.05; (d) the payment to the members of the David Austad Group of cash dividends in the aggregate amount of $600,000 declared on April 28, 1995 as set forth in such Schedule; and (e) the payment to the Former Stockholders of the outstanding Redemption Notes.

                 SECTION 10.02. OTHER COMMITMENTS OF DAVID AUSTAD.

                 (a) At the Closing, David Austad shall purchase from Austad the meeting facility of Austad located at Okoboji Lake, Iowa, as more fully described in Exhibit L attached hereto, for a cash purchase price of $75,000, payable one third at the Closing, one third on or before July 1, 1995 and one third on or before December 31, 1995, in each case by certified check or wire transfer with no prepayment penalties or interest charges to an account designated by Austad, in exchange for a quitclaim deed in recordable form to be delivered to David Austad by Austad upon full payment of all such amounts.

                 (b) David Austad will expend at least $800,000 in the opening and roll out of the two New Stores to be opened pursuant to the License Agreement.

                 SECTION 10.03. OTHER COMMITMENTS OF THE BUYER.

                 (a) The Buyer agrees to cause its subsidiaries to phase in the receipt of Austad catalog telemarketing activities pursuant to a schedule to be mutually agreed upon by Austad, David Austad and the Buyer. The Buyer further agrees that it shall not allocate to the Company or Austad any telemarketing customer contact costs incurred from the Closing Date through December 30, 1995 in excess of $3.28 per customer order, representing a guaranteed savings of at least 10% over Austad's projected 1995 Business Plan cost of $3.64 per customer order (based upon such Plan's budgeted talk time and call to order ratio). For the 1996 fiscal year and beyond, costs shall be allocated in the same manner as for the Buyer's other catalogs, as set forth in the Reimbursement Agreement.

         The Buyer will retain and produce for inspection during normal business hours, on reasonable notice by Austad, data sufficient to verify the accuracy of the costs incurred and allocations made. The Buyer agrees that Austad shall not approve the relocation of warehouse and telemarketing facilities for the Austad business in the absence of a demonstrated plan for savings of at least 10% over Austad's now-current fulfillment costs.

                 (b) The Buyer agrees that the Buyer will, at its expense, use its best efforts to link the Buyer's MACSII system with Austad's Richter and inventory forecasting systems on a one-way outbound feed from a data center operated by the Buyer or one of its subsidiaries. The Buyer further agrees to use its best efforts to integrate Austad's operations with the Buyer's MACSII system by March 31, 1996 and to complete such outbound-feed link within sixty (60) days following such integration into the MACSII system.

                 (c) The Buyer acknowledges to David Austad its present intention to cause the Company and/or Austad to open one new Austad's retail store in 1995 and four in 1996, provided in each case that (i) the Company's Austad's retail stores collectively are profitable, (ii) the Company as a whole is operating on budget and (iii) the new stores in question are self-funding (including use of availability under the Revolving Loan Agreement provided that such use does not restrict in any way other business activities of the Company and/or Austad) so that no financing need be obtained in order to open any such store. The parties acknowledge that the statement of intention set forth in this Section 10.03(c) shall be a nonbinding expression of intent only.

                 (d) The Buyer agrees with each of David Austad and Randall Austad that, within the following time periods, the Buyer will obtain the release and discharge of the respective personal guarantees made by each: (i) the guarantees in favor of FNBO, on or before May 31, 1997, and (ii) the guarantees in favor of the Lease Finance Group as set forth in Schedule 2.06, on or before May 31, 1998.

                 (e) The Buyer agrees with each of David Austad and Randall Austad to execute and deliver, at the Closing, the Indemnification Agreements, substantially in the form set forth in Exhibit G, with such additions and changes as shall be agreed upon by the Buyer, David Austad and Randall Austad.

                 SECTION 10.04. REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement and in any certificate, Schedule, Exhibit, release or other instrument or document delivered in connection therewith shall survive the Closing Date. The covenants of the parties hereto shall continue in full force and effect in accordance with their terms.

                 SECTION 10.05. NO BROKERS.  Except as contemplated by Section
1.03 hereof, each party hereto represents and warrants that there are no claims for brokerage commissions or finder's fees in connection with the transactions contemplated hereby resulting from any action taken by any party, or the officers or directors of any corporate party.

                 SECTION 10.06. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New Jersey, without giving effect to the conflict of law rules thereof.

                 SECTION 10.07. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail, return receipt requested (as of two days after deposit in a United States post office), postage prepaid, or by facsimile transmission (as of such transmission provided it is subsequently confirmed in writing) or by prepaid overnight courier (as of the time of delivery):

                 (a)      if to the Buyer, addressed to:
                                  Hanover Direct, Inc.
                                  1500 Harbor Boulevard
                                  Weehawken, New Jersey 07087
                                  Attention: Michael P. Sherman, Esq.
                                  Fax No.: 201-392-5005

                 (b)      if to the Company or Austad, addressed to:
                                  Austad Holdings, Inc.
                                  4500 East 10th Street
                                  Sioux Falls, South Dakota 57196
                                  Attention: David Austad
                                  Fax. No.: 605-336-7221

                 (c)      if to the Individuals, addressed to:
                                  c/o David Austad
                                  812 Bayberry Circle
                                  Sioux Falls, South Dakota 57106
                          and also to:
                                  c/o Randall Austad
                                  1508 South Gray Goose Circle
                                  Sioux Falls, South Dakota 57103

or such other address as shall be furnished in writing by a party to the others. It is understood and agreed that the confirmed receipt by either of David Austad or Randall Austad of a notice sent to them on behalf of the Individuals shall constitute notice to all of the Individuals.

                 SECTION 10.08. JURISDICTION; AGENT FOR SERVICE. Legal proceedings commenced by any party hereto arising out of any of the Transactions or obligations contemplated by this Agreement shall be brought exclusively in the Federal courts or, in the absence of Federal jurisdiction, state courts, in either case in the State of New Jersey. The parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any Federal or state court in the State of New Jersey and further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Company hereby irrevocably designates, appoints and empowers Corporation Trust Company, whose present address is 820 Bear Tavern Road, West Trenton, New Jersey 08628, as its authorized agent to receive, for and on behalf of the Company, service of process in the State of New Jersey as and when such actions and proceedings may be brought, and such service of process shall be deemed completed upon the date of delivery thereof to such agent, whether or not such agent gives notice thereof to the Company, or upon the earliest of any other date permitted by applicable law. Final judgment against the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

                 SECTION 10.09.  ASSIGNMENT; AMENDMENTS, WAIVERS.

                 (a) Neither the Buyer nor the Company shall assign any of its rights or obligations under this Agreement without the prior written consent of the other, except that the Buyer may assign its rights hereunder to one or more direct or indirect wholly-owned subsidiaries of the Buyer provided that the Buyer shall continue to be obligated to perform all the obligations to be performed by the Buyer hereunder.

                 (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                 (c) No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties.

                 SECTION 10.10. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof, including, without limitation, that certain letter of intent dated March 15, 1995 among the Buyer, Austad, and David Austad individually and on behalf of the other Individuals.

                 SECTION 10.11. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                 SECTION 10.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by

                  --BALANCE OF PAGE LEFT INTENTIONALLY BLANK-- each of the parties.

                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

                                           HANOVER DIRECT,  INC.

                                          By: /s/ Michael P. Sherman
                                              ----------------------
                                          Name: Michael P. Sherman
                                          Title: EVP

                                          AUSTAD HOLDINGS, INC.

                                          By: /s/ David Austad
                                              ----------------------
                                          Name: David Austad
                                          Title: Incorporator

                                          THE AUSTAD COMPANY

                                          By: David Austad
                                              ----------------------
                                          Name: David Austad
                                          Title: President/CEO

                                          THE INDIVIDUALS:

                                          (a) THE DAVID AUSTAD GROUP:
                                          /s/ David Austad
                                          -------------------------------------
                                          David Austad, individually

                                          /s/ David Austad
                                          -------------------------------------
                                          David Austad, as custodian for each of
                                                Ryan, Sara and Melissa Austad

                                          /s/ Denise Austad
                                          -------------------------------------
                                          Denise Austad

                                          (b) THE FORMER STOCKHOLDERS:

                                          /s/ Oscar Austad
                                          -------------------------------------
                                          Oscar Austad


                   --SIGNATURES CONTINUED ON FOLLOWING PAGE--

                  --SIGNATURES CONTINUED FROM PRECEDING PAGE--

                                         /s/ Dorothy Austad
                                         -------------------------------------
                                         Dorothy Austad

                                         /s/ Randall Austad
                                         -------------------------------------
                                         Randall Austad

                                         /s/ Kristi Austad
                                         -------------------------------------
                                         Kristi Austad

                                         /s/ Lori Miller
                                         -------------------------------------
                                         Lori Miller, individually

                                         /s/ Robin Miller
                                         -------------------------------------
                                         Robin Miller

                                         /s/ Kerri Derenge
                                         -------------------------------------
                                         Kerri Derenge

                                         /s/ Sharon Stahl
                                         -------------------------------------
                                         Sharon Stahl

                                         /s/ Lori Miller
                                         -------------------------------------
                                         Lori Miller, as custodian for each of
                                                Kara and Andrew Miller


                                         /s/ Dorothy Austad
                                         -------------------------------------
                                         Oscar Austad by Dorothy Austad, his
                                                attorney in fact